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                                                                      EXHIBIT 99

Contacts:
Gayle LeDoux                          Curtis Lightburn
GCI Group (for Digex)                 Vice President of Investor Relations
Phone: 301-847-2438                   Phone: 813-829-2408
E-mail: gledoux@gcigroup.com          E-mail: cglightburn@intermedia.com

FOR IMMEDIATE RELEASE

                    DIGEX ANNOUNCES INITIAL PUBLIC OFFERING

         Sells 10,000,000 Shares at $17 Per Share Under "DIGX" Symbol

BELTSVILLE, MD, July 30, 1999 - Digex, Incorporated today announced the initial public offering of its Class A Common Stock on the Nasdaq National Market, trading under the symbol "DIGX". The initial public offering price for the 10,000,000 shares offered by the company was $17 per share.

          Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette are the lead managing underwriters for the offering; the other managing underwriters are CIBC World Markets and Legg Mason Wood Walker, Incorporated.

          Digex is a leading provider of Web and application hosting services for companies that rely on the Internet as a critical business tool. The Company also offers value-added enterprise and professional services, including performance and security testing, monitoring, reporting, and networking services.

           A copy of the prospectus relating to the offering may be obtained from Bear, Stearns & Co. Inc., 245 Park Avenue, New York, NY 10167.

           A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.